Exhibit 4.4
RULES OF THE
RIO TINTO MINING COMPANIES COMPARATIVE
PLAN 2004

Shareholders’ Approval:	22 April 2004
Directors’ Adoption:	22 April 2004
One Silk Street
London EC2Y 8HQ
Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222
Ref 01/145/A Croft

RIO TINTO PLC MINING COMPANIES COMPARATIVE PLAN 2004
1	Definitions and Interpretation

1.1	In this Plan unless the context otherwise requires:

“Award” means the receipt of Shares as described in Rule 4.4;

the “Committee” means the Remuneration Committee of the board of directors of the Company as constituted from time to time;

the “Company” means Rio Tinto plc (registered in England and Wales No. 719885);

“Conditional Award” means an award to a Participant of a specified number of Shares subject to satisfaction of a Performance Condition, and subject to the Committee’s discretion under Rule 4.5;

“Conditional Award Letters” means a notification of participation in the Plan given under Rule 4.1;

“Group” means the Company and all of its Subsidiaries;

“Minimum Shareholding Threshold” means the number of Shares required to be held by a Participant who is a director or product group chief executive of the Company, as determined in accordance with Rule 4.7

“Participant” means a person to whom a Conditional Award Letter has been given under Rule 4.1;

“Performance Condition” means a condition set by the Committee and notified to a Participant in a Conditional Award Letter;

“Performance Period” means the period over which a Performance Condition is to be satisfied;

the “Plan” or “MCCP” means the Rio Tinto plc Mining Companies Comparative Plan 2004 as herein set out but subject to any alterations or additions made under Rule 9 below;

“Shares” means ordinary shares in the Company;

“Subsidiary” means a body corporate which is a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985.
1.2	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified extended or re-enacted.

2	Administration of the Plan
2.1	The Committee is responsible for the administration of the Plan. Subject to the express provisions of the Plan, the Committee may prescribe, amend and rescind the rules and regulations relating to it and make all determinations necessary for its administration. The determination of the Committee on all matters assigned to it under the Plan shall be conclusive.
2.2	Notwithstanding any other provision of the Plan, the operation of the Plan shall remain at the entire discretion of the Committee and shall not confer any rights whatsoever on Participants.

3	Eligibility

Any executive director, employee or class of employees of the Company or a Subsidiary who is approved by the Committee shall be eligible to participate in the Plan in respect of a particular Performance Period.

4	Performance Conditions and Awards

4.1	The Committee may from time to time select any eligible director or employee or class of employees for participation in the Plan and authorise the issue of a Conditional Award Letter to him. If the Committee authorises participation in the Plan by an eligible director or employee who joins the Group later than 1 January in the first year of a Performance Period, his Conditional Award will be reduced pro rata to his participation during such first year.
4.2	The Committee shall make each Conditional Award subject to a Performance Condition, the achievement (or non-achievement) of which will determine the number of Shares awarded to a Participant. The full terms of the Performance Condition shall be set out in the Conditional Award Letter.
4.3	The value of the number of Shares subject to a Conditional Award shall not exceed 200% of a Participant’s basic rate of pay at 1 March of the first year of the relevant Performance Period. The value of the Shares for this purpose shall be determined by taking the average of the middle market quotations shown in the Official List of the London Stock Exchange for each Friday in the year immediately preceding the commencement of the relevant Performance Period, or in such other way as the Committee may determine.
4.4	After the end of a Performance Period, the number of Shares which fall to be awarded to each Participant shall be calculated in accordance with the Performance Condition, and unless the Committee determines otherwise under Rule 4.5, and subject to Rule 5, the Participant shall receive the appropriate number of Shares (or an equivalent amount in cash) after first deducting any sums required to be withheld on account of such delivery in respect of the Participant’s tax or social security obligations, or after making any other arrangements which may appear suitable to discharge those obligations.
4.5	The Committee may determine in its absolute discretion that the performance of a Participant or of the Group does not justify the making of all or any part of an Award.
4.6	Any Participant who is a director of the Company or a product group chief executive shall, subject to Rule 5.4 and Rule 6, hold the Shares delivered to him in accordance with Rule 4.4, or such lesser number of Shares as (taking account of any shares which he already holds and any other Shares in which he is shown as being interested in the Company’s Report and Accounts, excluding any interest in Shares held by an employee benefit trust) will make his shareholding equal to the Minimum Shareholding Threshold. He shall thereafter continue to hold Shares equal to the Minimum Shareholding Threshold, as determined by the Committee from time to time, until the Committee shall determine otherwise, subject to any variation under Rule 7.
4.7	For the purposes of Rule 4.6 above, the Minimum Shareholding Threshold is the number of Shares equal in value to two times the Participant’s basic salary on 1 March in the year in which the Shares are awarded to him, or such other number as the Committee may determine from time to time. The value of the Shares for this purpose shall be determined in the manner described in Rule 4.3.

4.8	Any Participant who is a director of the Company or a product group chief executive at the time a Conditional Award Letter is delivered to him and who is entitled to receive a number of Shares (or an equivalent cash amount) calculated under Rule 4.4 (as modified or reduced pro rata under Rule 5 or Rule 6 if applicable), shall be paid a cash amount, subject to deduction of applicable tax and social security payments, [as soon as practicable after the number of Shares has been calculated]. The cash amount is the aggregate net dividends that would have been paid to a holder of the relevant number of Shares in respect of the financial years comprised in the Performance Period, but excluding any dividends actually paid in respect of Shares after their transfer to the Participant.
5 Termination of Employment
5.1	Subject to Rule 5.2, if a Participant ceases to be employed within the Group during a Performance Period no Award will be made to him in respect of that Performance Period, unless the Committee shall in its absolute discretion decide otherwise.
5.2	If a Participant ceases to be employed within the Group during a Performance Period by reason of:
5.2.1	ill-health, injury, or disability (as determined by the Participant’s employer);

5.2.2	redundancy;

5.2.3	transfer to Rio Tinto Limited or one of its subsidiaries;

5.2.4	retirement (by agreement with the Participant’s employer);

5.2.5	his employing company ceasing to be under the control of the Company; or

5.2.6	a transfer of the undertaking in which the Participant works to a person who is neither under the control of the Company nor a member of the Group;

he may receive an Award in accordance with Rule 4.4, provided that if his employment terminates during the first 12 months of a Performance Period, the Award will be reduced pro rata.
5.3	If a Participant dies before the end of a Performance Period, Shares will be delivered to his personal representatives as soon as reasonably practicable. The number of Shares delivered will be the higher of:
5.3.1	the number of Shares which would be delivered if the Performance Condition were satisfied at the median level; and

5.3.2	the number of Shares which would be delivered if the Performance Period ended on the date of death, and performance were measured over the shortened Performance Period, provided that if a Participant dies during the first 12 months of a Performance Period, the number of Shares will be reduced pro rata.
5.4	The Minimum Shareholding Threshold in Rule 4.6 shall not apply to Awards made under this Rule 5.
5.5	If the Participant ceases to be employed within the Group for any reason following the end of a Performance Period he will remain eligible to receive an Award, unless he joins an employer which is a competitor of the Group.

6	Takeover or reconstruction
6.1	In the event that any person obtains control of the Company, whether or not as a result of making a general offer to acquire shares in the Company, or if the Company is wound up, all outstanding Performance Periods will be deemed to end on the date on which control is obtained, or the winding up becomes effective, and (subject to Rule 6.2 and 6.3), Awards will be made, calculated by reference to the extent to which the relevant Performance Condition has been satisfied at that date.
6.2	If a Performance Period is deemed to end during the first 12 months, any Awards will be reduced pro rata.
6.3	The Committee may determine that Rule 6.1 will not apply, but that instead all Conditional Awards will be automatically replaced by equivalent new conditional awards over shares in any company which acquires control of the Company (if the acquiring company agrees).

6.4	Rule 4.6 shall not apply to Awards made under this Rule 6.

7	Variation of Conditional Awards

7.1	The Committee may make such adjustments as it considers appropriate, if any, to:
7.1.1	the number of Shares subject to a Conditional Award;

7.1.2	the terms of a Performance Condition;

7.1.3	the number of Shares which a Participant is obliged to hold pursuant to Rule 4.7; and/or

7.1.4	any payment to be made under rule 4.8,
in the event of any of the circumstances set out in Rule 7.2.

7.2	The circumstances are:
7.2.1	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital, or a demerger (in whatever form);

7.2.2	a special distribution, including a distribution in specie, made by the Company to its shareholders;

7.2.3	a takeover, demerger or other reconstruction (excluding liquidation or receivership) of any other Company with which the Company’s performance is compared;

7.2.4	any other circumstances whatsoever which causes the Committee to consider that a changed Performance Condition would be a fairer measure of performance, and would be no more difficult to satisfy, or that the Performance Condition should be waived:
7.3	After any adjustment under Rule 7.1, notice shall be given to any Participant affected thereby.
8	Plan Limits
8.1	The number of Shares which may be allocated under the Plan on any day will not exceed 10% of the ordinary share capital of the Company in issue immediately before that day,

when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other employee share scheme adopted by the Company.
8.2	The number of Shares which may be allocated under the Plan on any day will not exceed 5% of the ordinary share capital of the Company in issue immediately before that day when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other discretionary share scheme adopted by the Company.
8.3	“Allocate” means, in relation to any share option scheme, placing unissued shares or treasury Shares under option and, in relation to other types of employee share scheme, the issue and allotment of shares or the transfer of Shares out of treasury.

9	Variation of Plan Rules
9.1	Except as described in the rest of this Rule 9, the Committee may at any time alter or add to all or any of the rules of the Plan, in any respect.
9.2	Except as described in Rule 9.3, the Company in general meeting must approve in advance any proposed change to the rules of the Plan which would be to the advantage of present or future Participants, and which relates to the following:
9.2.1	the persons who are eligible to participate in the Plan;

9.2.2	the maximum individual limit for a Conditional Award to a Participant under Rule 4.3;

9.2.3	the limitations in Rule 8 on the number of Shares which may be issued under the Plan;

9.2.4	the provisions of Rule 7 relating to the position of Participants in the event of a capitalisation issue, rights issue, sub-division or consolidation of Shares or reduction or any other variation of capital of the Company;

9.2.5	the terms of this Rule 9.2.
9.3	The Committee need not obtain the approval of the Company in general meeting for the following minor changes to the rules of the Plan:
9.3.1	to benefit the administration of the Plan;

9.3.2	to comply with or take account of the provisions of any proposed or existing legislation or regulations or to take account of any changes; or

9.3.3	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary, or any present or future Participant.
9.4	The net effect of any amendment to the Rules must not prejudice the rights of a Participant existing before the amendment was made.
9.5	Notice of any alteration or addition shall be given to any Participant affected thereby.

10	Miscellaneous

By participating in the Plan the Participant consents to the holding and processing of personal data provided by the Participant to the Company for all purposes relating to the operation of the Plan. These include, but are not limited to:

10.1.1	administering and maintaining Participant records;

10.1.2	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

10.1.3	providing information to future purchasers of the Company or the business in which the Participant works;

10.1.4	transferring information about the Participant to a country or territory outside the European Economic Area.
10.2	In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or related to the Plan, the decision of the Committee shall be final and binding upon all persons.
10.3	The Committee may suspend or terminate the Plan at any time without incurring any liability to any Participant. If this is not done, the Plan will terminate on xxx 2014 but without prejudice to Awards to be made in relation to Performance Periods which have not yet ended.

10.4	The Company will pay the costs of introducing and administering the Plan.
10.5	Where Shares are transferred to a Participant in satisfaction of an Award, the Participant is entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date, but is not entitled to rights before that date.
10.6	The Company may satisfy Awards by the issue of Shares, by the transfer of Shares out of treasury, by the transfer of Shares out of an employee trust, or in any other way. All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Participant will be responsible for complying with any requirements to be fulfilled in order to obtain or avoid the necessity for any such consent.
10.7	Any Shares acquired in satisfaction of an Award will be subject to the Articles of Association of the Company from time to time in force.
10.8	If and so long as the Shares are listed on the Official List of the London Stock Exchange, the Company will apply for listing of any Shares issued pursuant to the Plan as soon as practicable after their allotment.

11	Terms of employment
11.1	For the purposes of this Rule, “Employee” means any Participant, any Eligible Employee or any other person.

11.2	This Rule applies:
11.2.1	whether the Company has full discretion in the operation of the Plan, or whether the Company could be regarded as being subject to any obligations in the operation of the Plan;

11.2.2	during an Employee’s employment or employment relationship; and

11.2.3	after the termination of an Employee’s employment or employment relationship, whether the termination is lawful or unlawful.

11.3	Nothing in the Rules or the operation of the Plan forms part of the contract of employment or employment relationship of an Employee. The rights and obligations arising from the employment relationship between the Employee and the Company are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.
11.4	The grant of Conditional Awards on a particular basis in any year does not create any right to or expectation of the grant of Conditional Awards on the same basis, or at all, in any future year.
11.5	No Employee is entitled to participate in the Plan, or be considered for participation in it, at a particular level or at all. Participation in one operation of the Plan does not imply any right to participate, or to be considered for participation in any later operation of the Plan.
11.6	Without prejudice to an Employee’s rights under a Conditional Award subject to and in accordance with the express terms of the Rules and the Performance Condition, no Employee has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to the Conditional Award. Any and all discretions, decisions or omissions relating to the Conditional Award may operate to the disadvantage of the Employee, even if this could be regarded as capricious or unreasonable, or could be regarded as in breach of any implied term between the Employee and his employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this Rule.

11.7	No Employee has any right to compensation for any loss in relation to the Plan, including:
11.7.1	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

11.7.2	any exercise of a discretion or a decision taken in relation to a Conditional Award or to the Plan, or any failure to exercise a discretion or take a decision;

11.7.3	the operation, suspension, termination or amendment of the Plan.
11.8	Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of the Rules, including in particular this Rule. By participating in the Plan, an Employee waives all rights under the Plan, other than the rights under a Conditional Award subject to and in accordance with the express terms of the Rules and the Performance Condition, in consideration for, and as a condition of, the grant of a Conditional Award under the Plan.
11.9	Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.
11.10	Each of the provisions of this Rule is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these Rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

12	Governing Law

English Law governs the Plan and all Awards and their construction.